Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
PepsiAmericas, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-76549, 333-79095 and 333-36994 on Forms S-8, Registration Statement Nos. 333-46368 and 333-51324 on Forms S-4 and Registration Statement No. 333-36614 on Form S-3 of PepsiAmericas, Inc. of our report dated January 31, 2001, relating to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2000 and 1999 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 2000, 1999 and 1998, which report appears in this annual report on Form 10-K.


/s/ KPMG LLP


Chicago, Illinois
March 27, 2001